Exhibit 99.3

Weida Communications Delays Earnings Announcement and Filing of Third-Quarter Report Pending Results of Independent Investigation; Company Provides Update on China Business Activities

FORT LAUDERDALE, Fla.—(BUSINESS WIRE)—May 20, 2005—Weida Communications, Inc. (Other-OTC: WDAC.PK), a U.S. managed telecommunications operator in China, today announced it will be delaying the announcement of its fiscal 2005 third quarter results and delaying filing with the SEC of its Quarterly Report on Form 10-Q pending receipt of the results of an independent investigation being conducted by outside counsel and accountants hired by Weida in response to a recent federal investigation.

The federal government is investigating whether Joseph Zumwalt, ex chief financial officer of Weida, and Anthony Giordano, one of Weida’s largest shareholders, engaged in alleged illegal activities in connection with an independent investment entity that they were involved with, which is also a Weida shareholder.

“Weida has always had independent outside legal counsel and independent auditors. Nonetheless, we, with the advice and encouragement of our existing outside professional advisors, decided to hire an outside law firm and accountants that had no prior relationship with Weida to conduct an internal investigation in an effort to ensure maximum transparency, to maintain confidence in the integrity of our management and financial reporting and to thereby best protect our company and the interests of our shareholders,” said Mitchell Sepaniak, CEO, president and chairman of Weida. “We remain confident about our long-term business prospects and continue to be encouraged by the positive momentum generated by our operations in China and expect these accomplishments to be reflected in operating results in the second half of 2005.”

China Operations Update

Weida also announced that Weida PRC, its operating group in China, has recently signed contracts for 46 VSAT terminals with Xinjiang Electric Power Bureau, Guangxi Liuzhou Electric Power Bureau and Heibei Langfang Electric Power Bureau, which represents a significant increase compared with new contracts signed during the same period last year.

Weida also plans to expand its service offerings to include state of the art GPS tracking of the oil and gas industry as well as government agencies in China.  Furthermore, Weida intends to transition its satellite data transmissions from AsiaSat 3 to AsiaSat 4, providing more extensive coverage especially in the Northwestern and Northeastern regions of China where the market demands of satellite communications are the greatest. With the move to AsiaSat 4, coverage will increase and the signal will be more consistent and stronger in the extremities of Weida’s geographic coverage. Weida PRC also plans to carry out a large-scale upgrade to its Suzhou hub station, which will expand its bandwidth and speed capabilities, helping to maintain Weida’s leadership in satellite communications service and technology in China.

“Our efforts to build and grow our business are moving ahead as planned,” said Chris Lennon, chief operating officer of Weida. “During the second half of 2005 we anticipate strong sales momentum, as more than half of the programs currently under negotiation are emergency communications market, which is one of our more lucrative industries. We have also created high value-added products, like the vehicle-loaded satellite communications system, to meet market demands. We believe these initiatives and investments will greatly enhance Weida’s position and result in greater long-term revenue.”

The company expects the internal investigation to be completed shortly and will release the 2005 third quarter results immediately thereafter.

About Weida Communications, Inc.

Weida Communications is a U.S.-managed company that provides data communication services via satellite to businesses and government agencies throughout China. The company participates in the fast-growing China telecom market through its majority profit sharing interest in and control of the only public company in China holding a license for bi-directional VSAT (Very Small Aperture Terminal) satellite communications services. VSAT is an attractive telecommunications solution in China with its exploding demand for telecommunications, dense urban areas, and extensive mountainous terrain. For more information, visit the Weida Communications, Inc. Web site at http://www.weida.com.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations of the management of Weida Communications, Inc. (the Company) only, and are subject to a number of risk factors and uncertainties, including but not limited to the need for equity financing in order to consummate the acquisition of a legal ownership interest in Guangzhou Weida, limited operating history, Weida Communications’ historical and likely future losses, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, the Company’s reliance on the provision of VSAT-based communications services for the majority of its revenues, changes in technology and market requirements, decline in demand for the Company’s products, inability to timely develop and introduce new technologies, products and applications, difficulties or delays in absorbing and integrating acquired operations, products, technologies and personnel, loss of market share, and pressure on pricing resulting from competition, which could cause the actual results or performance of the Company to differ materially from those described therein. We undertake no obligation to update these forward-looking statements. For a more detailed description of the risk factors and uncertainties affecting the Company, refer to the Company’s reports filed from time to time with the Securities and Exchange Commission, including the information about risk factors provided in Item 1, “Business,” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, filed with the SEC on October 12, 2004.

CONTACT: Weida Communications, Inc.

Ron J. Ison, 954-527-7750

rison@weida.com

or

Ogilvy PR

Trey Gregory, 212-880-5265

trey.gregory@ogilvypr.com

SOURCE: Weida Communications, Inc.